EXHIBIT 99.1

Press Release

TRIDENT MICROSYSTEMS ANNOUNCES
COMPLETION OF ACQUISITION OF MINORITY INTEREST

Sunnyvale, Calif., — April 4, 2005: Trident Microsystems, Inc. (NASDAQ: TRID) announced today that it has completed the acquisition of the minority interest of Trident’s Digital Television subsidiary – Trident Technologies Inc (“TTI”). The shareholders approved the acquisition at the annual meeting held on March 24, 2005 with 72% of all outstanding shares voting in favor of the proposal, less than 1% voting against and 27% either abstaining or not voting. The company completed the transaction on March 31, 2005 by issuing approximately 1.9 million Trident Microsystems shares and assuming the TTI option plan by exchanging TTI options for approximately 2.9 million options to acquire Trident Microsystems shares. Using the Treasury Stock method at March 31st this would result in approximately 4.5 million common share and share equivalents outstanding on a prospective basis. In addition, the company used approximately $ 6 million in cash for TTI treasury stock purchases, approximately $5.2 million in December 2004, with the balance invested in January 2005. At closing, the company modified the agreement with third party shareholders of TTI for tax reasons, issuing approximately 122,000 Trident Microsystems shares instead of paying $ 2.2 million in additional cash as previously planned.

Forward-Looking Information

This press release contains forward-looking statements, including statements which use the words “expect,” “hope,” “anticipate,” “believe,” “potential” and similar words, including our statements regarding financial expectations. The forward-looking statements above are subject to certain risks, and actual results could vary materially depending on a number of factors. These risks include, in particular, changes in trends in the DPTV industries, the actual results of the accounting for the transaction, changes in targeted consumer electronics markets such as Digital Television, whether the Company is able to achieve timely product introductions, the failure to obtain design wins among major OEMs for the Company products, and competitive pressures, including pricing and competitors’ new product introductions. Additional factors that may affect the Company’s business are described in detail in the Company’s filings with the Securities and Exchange Commission.

About Trident Microsystems, Inc.

Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for CRT TV, LCD TV, PDP TV, HDTV, and digital set-top box. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.

Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.

For Press Releases:
Trident Microsystems, Inc.
Investor Relations
Tel: (408) 991-8090
Email: Investor@tridentmicro.com
Web site: http://www.tridentmicro.com